Exhibit 99.1

AT VITAL IMAGES:	AT PADILLA SPEER BEARDSLEY:
Gregory S. Furness	Nancy A. Johnson, (612) 455-1745
Chief Financial Officer	Marian Briggs, (612) 455-1742
(763) 852-4100	njohnson@psbpr.com/mbriggs@psbpr.com
www.vitalimages.com

FOR IMMEDIATE RELEASE

VITAL IMAGES TO RESTATE THIRD-QUARTER FINANCIAL

RESULTS TO INCLUDE PREVIOUSLY UNRECOGNIZED

DEFERRED MAINTENANCE AND SERVICE REVENUE

Revenue and Net Income Increase

Full-Year Earnings Guidance Raised

Company Will Also Restate Results for 2003 and

First Two Quarters of 2004 to Reflect Increased Revenue

Minneapolis, November 10, 2004 — Vital Images, Inc. (NASDAQ: VTAL), a leading provider of advanced medical imaging software, will restate previously reported results, including its third-quarter 2004 financial results announced on November 4, 2004, to include a total of approximately $750,000 of previously unrecognized revenue from deferred maintenance and service arrangements over the past seven quarters.

Due to the restatement, the company has delayed filing its quarterly report on Form 10-Q for the third quarter ended September 30, 2004.  The company expects to file the Form 10-Q with the Securities and Exchange Commission in the next several days.  Vital Images is finalizing its 2004 third-quarter results and expects revenue to increase to $9.3 million from $9.2 million reported earlier, and earnings to increase to $0.06 per diluted share from $0.05.  The company will also amend its annual report on Form 10-K for 2003 and its quarterly reports on Form 10-Q for the first two quarters of 2004.

As part of the preparation and testing of controls under Section 404 of the Sarbanes-Oxley Act of 2002, Vital Images discovered that it had not recognized deferred revenue from certain maintenance and service arrangements when the services were performed in 2003 and 2004.  The company has identified two causes:  manual procedures that did not always identify when services were provided and insufficient review of older deferred revenue balances.  The company has designed new procedures and controls that it will immediately implement to improve the process for recognizing revenue from services, and to review deferred revenue schedules on a timely basis.  With these improvements, Vital Images expects to remedy this weakness, viewed as a material weakness under Section 404, by December 31, 2004.

 “This has been a processing problem; revenue should have been recognized when services were provided, and it was not, so we are correcting the situation,” said Jay D. Miller, Vital Images president and chief executive officer.  “Earlier this year, we hired additional accounting staff to provide greater depth and expertise.  The added financial professionals played an important role in identifying this situation and, together with our existing staff, are improving our processes going forward.”

Miller added that while this restatement will slightly increase the company’s maintenance and services revenue going forward, management is not revising its guidance for the 2004 fourth quarter.  For the fourth quarter, the company anticipates revenue of $9.5 million to $10.5 million, with net income expected to range from $0.02 to $0.04 per diluted share.

For the full 2004 year, Vital Images continues to expect annual revenue growth of 25 percent to 35 percent over restated 2003 revenue of $27.3 million.  Based on the increases to earnings as a result of the restatement, the company now anticipates an estimated net loss of less than $200,000, or $0.02 per share, which includes $2.1 million in non-cash charges from the HInnovation acquisition.  2004 guidance given on November 4, 2004 was for a net loss of less than $400,000, or $0.03 per share.  Restated net income for 2003 was $8.6 million, or $0.73 per diluted share, which included net tax benefits of $6.5 million, or $0.55 per diluted share.  The company expects positive cash flow from operations in 2004.

Conference Call and Webcast

Vital Images will host a live Webcast conference call today, Wednesday, November 10, 2004, at 8:30 a.m. CT.  To access this Webcast, go to the investors’ portion of the company’s Web site, www.vitalimages.com, and click on the Webcast icon.  The Webcast replay will be available beginning at 10:30 a.m. CT on November 10.

If you wish to listen to an audio replay of the conference call, dial 1-800-405-2236 and enter conference call ID 11015004.  The audio replay will be available beginning at 10:30 a.m. CT on November 10.

 About Vital Images

Vital Images is a leading provider of 3D imaging software for use in disease screening applications, clinical diagnosis and therapy planning. The company’s technology utilizes high-speed volume visualization and analysis, as well as network communications based on DICOM and Internet protocols. Vital Images cost effectively brings 3D visualization and analysis into the day-to-day practice of medicine. Press releases, examples of 3D medical imaging and other corporate information are available on Vital Images’ Web site at www.vitalimages.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties which could cause results to differ materially from those projected, including dependence on market growth, the timely availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, fluctuations in quarterly results, third-party reimbursement, the availability of capital and other risks detailed from time to time in Vital Images’ SEC reports, including its most recent report on Form 10-K for the year ended December 31, 2003 and its most recent Form 10-Q for the quarter ended June 30, 2004.